Exhibit 2.1

AMENDMENT NO. 1 TO

AGREEMENT AND PLAN OF MERGER

This AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER (this “Amendment”) is entered into as of April 20, 2021, by and among GasLog Ltd., a Bermuda exempted company (the “Company”), GEPIF III Crown Bidco L.P., a Cayman Islands exempted limited partnership (“Parent”), and GEPIF III Crown MergerCo Limited, a Bermuda exempted company and a wholly owned Subsidiary of Parent (“Merger Sub”).  Capitalized terms not otherwise defined in this Amendment shall have the meanings ascribed to such terms in the Merger Agreement (as defined below).

WHEREAS, the Company, Parent and Merger Sub are party to that certain Agreement and Plan of Merger, dated as of February 21, 2021 (the “Merger Agreement”); and

WHEREAS, the parties desire to amend the Merger Agreement as set forth herein, in accordance with Section 8.02 of the Merger Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereby agree as follows:

1.                                      Section 2.02(a) of the Merger Agreement is hereby amended by deleting the phrase “(such aggregate Merger Consideration to be calculated assuming there shall be no Dissenting Shares)” from the first sentence thereof.

2.                                      Section 2.02(b) of the Merger Agreement is hereby amended by deleting the phrase “(other than any holder of Common Shares representing Dissenting Shares)” from the second sentence thereof.

3.                                      Section 2.04(a) of the Merger Agreement is hereby replaced in its entirety by the following:

“Notwithstanding anything in this Agreement to the contrary, at the Effective Time, all Dissenting Shares shall automatically be canceled and, unless otherwise required by applicable Law, converted into the right to receive the Merger Consideration pursuant to Section 2.01(d), and any holder of Dissenting Shares shall, in the event that the fair value of a Dissenting Share as appraised by the Supreme Court of Bermuda under Section 106(6) of the Bermuda Companies Act (the “Appraised Fair Value”) is greater than the Merger Consideration, be entitled to receive such difference (the “Additional Common Amount”), in addition to the Merger Consideration, from the Surviving Company by payment to the holder of the Dissenting Shares made within one month after such Appraised Fair Value is finally determined pursuant to such statutory appraisal procedure.”

4.                                      Section 2.04(b) of the Merger Agreement is hereby replaced in its entirety by the following:

“Notwithstanding anything in this Agreement to the contrary, at the Effective Time, all holders of Dissenting Preference Shares shall, unless otherwise required by applicable Law, be entitled retain such Dissenting Preference Shares as Surviving Company Preference Shares, and any holder of Dissenting Preference Shares shall, in the event that the fair value of a Dissenting Preference Share as appraised by the Supreme Court of Bermuda under Section 106(6) of the Bermuda Companies Act is greater than the value of such Surviving Company Preference Shares, be entitled to receive such difference (collectively with the Additional Common Amount, the “Additional Amount”), in addition to the Surviving Company Preference Shares, from the Surviving Company.”

5.                                      Section 2.04(e) of the Merger Agreement is hereby replaced in its entirety by the following:

“The Exchange Fund shall be available to fund payments of the Merger Consideration to holders of Dissenting Shares.”

6.                                      Section 8.12 of the Merger Agreement is hereby amended to add the following definition in the proper lexicographical ordering:

“Additional Common Amount” has the meaning set forth in Section 2.04(a).

7.                                      Section 7(g) of the form of the Statutory Merger Agreement, attached to the Merger Agreement as Exhibit A thereto, is hereby replaced in its entirety by the following:

“all Dissenting Shares shall automatically be canceled and, unless otherwise required by applicable law, converted into the right to receive the Merger Consideration as set out in the Agreement and Plan of Merger, and any holder of Dissenting Shares shall, in the event that the fair value of a Dissenting Share as appraised by the Supreme Court of Bermuda under Section 106(6) of the Companies Act (the “Appraised Fair Value”) is greater than the Merger Consideration, be entitled to receive such difference, in addition to the Merger Consideration, from the Surviving Company by payment to the holder of the Dissenting Shares made within one month after such Appraised Fair Value is finally determined pursuant to such statutory appraisal procedure; and”

8.                                      Section 7(h) of the form of the Statutory Merger Agreement, attached to the Merger Agreement as Exhibit A thereto, is hereby replaced in its entirety by the following:

“all holders of Dissenting Preference Shares shall, unless otherwise required by applicable law, be entitled to retain such Dissenting Preference Shares as Surviving Company Preference Shares, and any holder of Dissenting Preference Shares shall, in the event that the fair value of a Dissenting Preference Share as appraised by the Supreme Court of Bermuda under Section 106(6) of the Companies Act is greater than the value of such Surviving Company Preference Shares, be entitled to receive such difference, in addition to the Surviving Company Preference Shares, from the Surviving Company.”

9.                                      All of the provisions of this Amendment shall be effective as of the date of this Amendment.  Except to the extent specifically amended by this Amendment, the Merger Agreement remains unchanged.

10.                               After giving effect to this Amendment, any references in the Merger Agreement to “this Agreement,” or to the words “hereof” or “hereunder” or words of similar import, and all references to the Merger Agreement in any and all agreements, instruments, documents, notes, certificates and other writings of every kind of nature (other than in this Amendment or as otherwise expressly provided), shall mean the Merger Agreement as amended by this Amendment, whether or not this Amendment is expressly referenced.  All references in the Merger Agreement to “the date hereof” or “the date of this Agreement” shall refer to February 21, 2021.

11.                               The provisions of Article VIII (Miscellaneous) of the Merger Agreement shall, to the extent not already set forth in this Amendment, apply mutatis mutandis to this Amendment, and to the Merger Agreement as modified by this Amendment, taken together as a single agreement, reflecting the terms as modified hereby.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the date first above written.

GASLOG LTD.

by
/s/ Paul A. Wogan
Name: Paul A. Wogan
Title: Chief Executive Officer

GEPIF III CROWN BIDCO L.P.

By: GEPIF III (GenPar), LLC, its general partner

by
/s/ James Berner
Name: James Berner
Title: Managing Director

GEPIF III CROWN MERGERCO LIMITED

by
/s/ James Berner
Name: James Berner
Title: Director

[Signature Page to Amendment No. 1 to Agreement and Plan of Merger]